EXHIBIT 10.8
                                                               Agreement Number:





                                    AGREEMENT

                                     between

                             FISERV SOLUTIONS, INC.
                                255 Fiserv Drive
                            Brookfield, WI 53045-5815

                                       and

                        SMITH RIVER COMMUNITY BANK, N.A.
                             Martinsville, Virginia




                              Date: September, 1999


                                    FISERV(R)




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AGREEMENT dated as of __________ ("Agreement') between FISERV SOLUTIONS, INC., a
Wisconsin corporation ("Fiserv"), and Smith River Community Bank, a Virginia Financial Institution ("Client").

Fiserv and Client hereby agree as follows:

         1. Term. The initial term of this Agreement shall be 62 months and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for a renewal term of 5 years. This Agreement shall commence on the earliest of the day Fiserv Services (as defined below) are first used by Client or April 1, 2000.

         2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:

         Exhibit A - Account Processing Services
         Exhibit H - Additional Services (Disaster Recovery)

         The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

         (b) Conversion Services. Fiserv will convert Client's existing applicable data and/or information to the Fiserv Services. Those activities designed to transfer the processing from Clients present servicer to the Fiserv Services are referred to as "Conversion Services". Client agrees to REASONABLY cooperate with Fiserv in connection with Fiserv's provision of Conversion Services and to provide all REASONABLY necessary information and assistance to facilitate the conversion. Client is responsible for all out-of-pocket expenses associated with the Conversion Services. TOTAL OUT-OF-POCKET EXPENSES SHALL NOT EXCEED $12,000.00. Fiserv will provide Conversion Services as required in connection with Fiserv Services.

         (c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv's property.

         3. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv:

         (i) estimated fees for Fiserv Services for the following month as specified in the Exhibits;
         (ii) estimated out-of-pocket charges for the following month payable by Fiserv for the account of Client; and
         (iii) estimated Taxes (as defined below) thereon (collectively, "Estimated Fees").

Fiserv shall MONTHLY reconcile Estimated Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Clients actual use of Fiserv Services for such month. Fiserv shall MONTHLY either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Estimated
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Fees billed to reflect appropriate changes in actual use of Fiserv Services.
Estimated Fees may be increased from time to time as set forth in the Exhibits. Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

         (b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee, NOT TO EXCEED 15%. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider.

         (c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes"). In no event shall 'Taxes" include taxes based upon the net income OR PAYROLL of Fiserv.

         (d) Exclusions. The Estimated Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv's service center(s), Client's site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

         (e) Payment Terms. Estimated Fees are due and payable monthly upon receipt of invoice. Client shall pay Fiserv through the Automated Clearing House. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5% per month. Client agrees that it shall neither make nor assert any right of deduction or set-off from Estimated Fees on invoices submitted by Fiserv for Fiserv Services.

         4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

         (b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s). Fiserv will notify Client of any material change that affects Clients normal operating procedures, reporting, or service costs prior to implementation of such change.

         (c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Clients access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

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         (d) Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Clients location(s), Fiserv's service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

         5. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software.

         (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Conversion Services and shall REASONABLY cooperate with Fiserv personnel in their performance of Services, including Conversion Services.

         (c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

         (d) Client's Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and capable of passing and/or accepting date formats from and/or to the Fiserv System.


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         6.       Ownership and Confidentiality.  (a) Definition.

         (i) Client Information, "Client Information" means: (A) confidential plans, customer lists, information (including financial information), and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

         (ii) Fiserv Information. 'Fiserv Information" means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (8) Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

         (iii) Information. "Information" means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ('Recipient') (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

         (b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Disclosee'). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of

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care. Recipient may use Information for any purpose that does not violate such obligation of confidentiality. Recipient may disclose Information to

         (i) employees and employees of affiliates who have a need to know; and

         (ii) any other party with Discloser's written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.

         (c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipients business activities ("Residuals'), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the night to disclose the Residuals except as set forth elsewhere in this Agreement.

         (d) Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

         (e) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

         7. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client ('Client Files') may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports,

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summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency. FISERV WILL PROVIDE CLIENT WRITTEN NOTIFICATION OF SUCH REQUEST.

         (b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:

         (i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

         (ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

         (iii) retaining records of its accounts as required by regulatory authorities;

         (iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and

         (v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.
         8. Warranties. (a) Fiserv Warranties. Fiserv represents and warrants that:

         (i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client's work accurately provided that Client supplies accurate data and information, and materially follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal and State regulations governing Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within 7 days after Client's receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to MATERIALLY follow procedures set forth by Fiserv shall be billed to Client at Fiserv's then current time and material rates; and (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.

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THE WARRANTIES STATED ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES
MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

         (b) Client Warranties. Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and
(C) Client has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (Y) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (Y) hereof shall not preclude Clients recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

         9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERV SERVICES, OR FISERVS SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERVS AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR SERVICES RESULTING IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERVS AGGREGATE LIABILITY FOR A DEFAULT RELATING TO EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.

         (b) Lost Records. If Clients records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Clients possession.

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         10. Disaster Recovery. (a) General. Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A 'Disaster' shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv shall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

         (b) Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

         (c) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan periodically. Client agrees to participate in and REASONABLY assist Fiserv with such test, if requested by Fiserv. Upon Client request, test results will be made available to Clients management, regulators, auditors, and insurance underwriters.

         (d) Client Plans. Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

         (e) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

         11. Termination. (a) Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice staffing, with particularity and in reasonable detail, the nature of the claimed breach.

         (b) Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Clients access to and use of Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 30 days of the invoice date specifying the nature of the disagreement.

         (c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.



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         (d)  Defaults.  If Client:

         (i)  defaults in the payment of any sum of money due;
         (ii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations; or
         (iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the 'prime" rate (as published in THE WALL STREET JOURNAL in effect at the date of termination and 'all payments remaining to be made' shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' 'fees, in taking any of the foregoing actions.

         IF FISERV:

         (i) BREACHES THIS AGREEMENT IN ANY MATERIAL RESPECT OR OTHERWISE DEFAULTS in ANY MATERIAL RESPECT, in THE PERFORMANCE OF ANY OF ITS OBLIGATIONS; OR
         (ii) COMMITS AN ACT OF BANKRUPTCY OR BECOMES THE SUBJECT OF ANY PROCEEDING UNDER THE BANKRUPTCY CODE OR BECOMES INSOLVENT OR IF ANY SUBSTANTIAL PART OF FISERV'S PROPERTY BECOMES SUBJECT TO ANY LEVY, SEIZURE, ASSIGNMENT, APPLICATION, OR SALE FOR OR BY ANY CREDITOR OR GOVERNMENTAL AGENCY;

THEN, IN ANY SUCH EVENT, CLIENT MAY, UPON WRITTEN NOTICE, TERMINATE THIS AGREEMENT, WITHOUT PENALTY OR DECONVERSION FEES.


         (e) Convenience. Client may terminate this Agreement during any term by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying Clients AVERAGE monthly invoice for each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

         (f) Merger. In the event of a merger between Client and another organization in which Client is not the surviving organization and where the other organization was not previously a user of Fiserv services similar to the Services, Fiserv will allow an early termination of this Agreement upon the following terms and conditions:

         (i) written notice must be given 3 months in advance, specifying the termination date;
         (ii) Fiserv may specify a deconversion date based on its previous commitments and work loads; and
         (iii) Fiserv may charge a termination fee in accordance with subsection
         (e) above.

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         (g) Return of Data Files. Upon expiration or termination of this
Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in Fiserv's standard machine readable format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d),(e), or (f) above; and (iv) Client has returned to Fiserv all Fiserv Information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing.

         (h) Miscellaneous, Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

         12. Arbitration. (a) General Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 1 0 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one chosen by each party, and the third chosen by those two arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one of the arbitrators selected will be an attorney. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 90 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such heading. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

         (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

         (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Martinsville, Virginia, the proceedings to resolve the second such dispute shall be held in Atlanta, Georgia, and the proceedings to resolve any subsequent disputes shall alternate between Atlanta, Georgia and Martinsville, Virginia.

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         13. Insurance. Fiserv carries the following types of insurance policies:

         (i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
         (ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
         (iii) All-risk property coverage including Extra Expense and Business Income coverage; and
         (iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $500,000 coverage for Employer's Liability.

         14. Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services.

         15. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv's prior written consent. Client agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

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         (b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

         (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

         (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

         (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

         (f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

         (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

         (h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

         (i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys" fees of bringing such arbitration, suit, or action.

         (j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

         (k) Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Client" shall include Client affiliates. During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv's prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity's previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

         (1) Recruitment of Employees. Client agrees not to hire Fiserv's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Fiserv's prior written consent. FISERV AGREES NOT TO HIRE CLIENT'S EMPLOYEES DURING THE TERM OF THIS AGREEMENT AND FOR A PERIOD OF SIX (6) MONTHS AFTER ANY TERMINATION THEREOF, EXCEPT WITH CLIENT'S PRIOR WRITTEN CONSENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                          For Fiserv:

SMITH RIVER COMMUNITY BANK                           FISERV SOLUTIONS, INC.


By:      ______________________________              By:  ____________________________
Name:  _______________________________               Name:  __________________________
Title:   ______________________________              Title:  ___________________________
Date:  ________________________________              Date:  ___________________________


                               AGREEMENT ADDENDUM


1. Fiserv Agreement is executed based upon pending Regulatory approval of Smith River Community Bank.

2. Fiserv Agreement is executed pending capital funding of Smith River Community Bank.








ACCEPTED BY:

SMITH RIVER COMMUNITY BANK                  FISERV SOLUTIONS, INC.


--------------------------------            --------------------------
Authorized Signature                        Authorized Signature
Printed Name:                               Printed Name:
Title:                                      Title:

--------------------------------            --------------------------
Date                                        Date

                                                                       Exhibit A

                           Account Processing Services
                           ---------------------------

Client agrees with Fiserv as follows:

         1 . Services. Fiserv will provide Client the Account Processing Services ("Account Processing Services") specified in Exhibit A-1.

         2. Fees. Client shall pay Fiserv fees and other charges for Account Processing Services specified in Exhibit A-2.

         3. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Clients accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by the Fiserv Systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or Client's other third party servicers. Reconstruction of error conditions attributable to Client or to third parties acting on Client's behalf will be done at prevailing rates as set forth in Exhibit A-2.

         4. Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client Files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

         5. Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A-3. Account Processing Services may be available during additional hours, during which time Client may use Services at its option and subject to additional charges.

         6. Protection of Data. (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client agrees to pay the charges indicated in Exhibit A-2. Copies of transaction files are maintained by Fiserv off premises in secured vaults.

         (b) Fiserv provides "on-line" security via utilization of leased lines with poll/select protocol.

         (c) Upon Client providing access to Client Files through Client's customers' personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.

         7. Processing Priority. Fiserv does not subscribe to any processing priority; all -users receive equal processing consideration.

         8. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges. Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control. Forms ordered by Client and warehoused at Fiserv will be subject to the administrative fee set forth in Exhibit A-2.

         9. Regulatory Supervision. By entering into this Agreement, Fiserv agrees that the Office of Thrift Supervision, FDIC, or other regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

SMITH RIVER COMMUNITY BANK                           FISERV SOLUTIONS, INC.


By:  _________________________________               By:  _____________________________
Name:  _______________________________               Name:  __________________________
Title:  ________________________________             Title:  __________________________
Date:  _______________________________               Date:  __________________________


                                                                     Exhibit A-1
                           Account Processing Services
                           ---------------------------

Fiserv will provide Client with the following Account Processing Services:

1.       Services and/or functions to be performed by Fiserv:
         A. Maintain the necessary computer equipment in order to provide Client with complete electronic bookkeeping service for Deposit Accounts, Certificate Accounts, Loan Accounts, Central Information System, Account Analysis, ACH (Receiving), General Ledger, and On-Line Documentation five (5) days per week. The Information Technology, Inc. (ITI) Premier 11 Banking System will be used for Client's application processing.

         B. Provide necessary assistance to Client for the initial set-up to convert to the Fiserv system. Customer Service is provided by toll-free telephone as follows:

         (1) Full Customer Service specialists for all applications, Monday through Friday - 8:00 a.m. to 5:00 p.m. (EST)

         (2) Limited telephone coverage, Monday through Friday - 5:00 p.m. to 7:00 p.m. (EST)

         (3) Emergency after hours Customer Service, via Beeper - 24 hours/day, 7 day/week

         C. Receive transmitted transaction data from Client at Fiserv by 7:00 p.m. (EST) daily or receive transaction input at a Fiserv center at mutually agreed time. If transaction data is not received by this appropriate time, assurance cannot be made for meeting the Client's scheduled needs the following day.

         D.       Reconcile Client's balancing totals.

         E. Exercise reasonable care in handling data submitted to Fiserv and hold all information received by Fiserv in strictest confidence.

         F. Calculate and provide figures for the daily accrual of interest earned, late charges due, and service charges.

         G. Transmit selected reports to Client's remote print facility or Fiserv facility for printing.

II. Services, functions and requirements to be performed by Client for participation in this agreement:

         A. Purchase/lease all equipment required in the bank to utilize the services provided by Fiserv.

         B. Provide transmitted data to Fiserv's Computer Center daily by 7:00 p.m. EST, or provide input data to a Fiserv center by mutually agreed times, records containing the necessary information to process the applications.

         C. Provide information on new accounts, change of address, changes of title and status change through the online data entry system.

         D. Repair and re-enter for reprocessing all rejected items, handle return items and reconcile controls.

         E. Verify signatures and stop payments, cancel and file checks, microfilm, assemble and mail statements, handle return items and reconcile controls.


         F. Balance work daily to General Ledger Controls, verify new and re-issued coupon books, and mail notices.

                                                                     Exhibit A-2

                           Account Processing Services
                           ---------------------------

Fiserv will provide Client with the following Account Processing Services at the fees and prices indicated:

1. Fees to be paid monthly by Client to Fiserv for performance of the services
   ---------------------------------------------------------------------------
outlined in Section 1:
----------------------

         A. Monthly Processing Fees The Client will be charged a monthly fee of $ 0.70 per account on file (Deposit, Loan). The Client will be charged a monthly fee of $ 0.15 per account on file (General Ledger).

                  Monthly Core Processing Minimums:

                  Year 1   $2,500.00
                  Year 2   $2,500.00
                  Year 3   $2,800.00
                  Year 4   $2,800.00
                  Year 5   $3,000.00

         The initial two (2) months core account processing will be provided at no charge,

B.       Loan Coupon Books*               $   2.05     Each (Postage Additional)
         -----------------
C.       Furnished by Client*
         -------------------
Postage/Courier Fees
Telephone Lines
Modems and Annual Modem Maintenance In-Bank Terminal Equipment/Software
In-Bank Equipment/Software Maintenance

D.       Conversion/Installation Fees     $     5,000.00
         ----------------------------

         A flat fee of $ 5,000.00 will be charged to convert to Premier 11 plus travel and related expenses, TRAVEL AND RELATED EXPENSES SHALL NOT EXCEED $12,000.00.

E.       Supplies
         --------

         All forms necessary to the daily operations of Fiserv's System can be purchased through Fiserv at prices quoted at the time of purchase.

F.       Miscellaneous Services
         ----------------------

         30 Smart Reports will be provided and included in Base Monthly Processing Fee. Additional services provided per Exhibit A-4.

G.       Platform/Teller Interfaces       $250.00        Each Per Function (i.e
                                                         Deposit/Loan/Teller)
         --------------------------


                                                                     Exhibit A-2
H.       ATM/EFT Service
         ---------------
Installation Fees:
         One-Time Charge                    $       5,000.00
         Per ATM Connect Fee                1st ATM Included, Additional $500.00
         Per Network                        1st  Network Included, Additional $500.00
         Surcharge Set-Up  Included         included
         Surcharge Set-Up Per ATM           1st  ATM Included, Additional $150.00
         Communication Install Fee          Pass Through


Monthly Charges
         Fiserv Support                     $        400.00
         Network Support per Network        $        100.00
                  Card Base Record          $          0.06            Per Card
                                            $        100.00            Minimum
         Per ATM Connect Fee                $        150.00            Per Device
         Per ATM 7 X 24 Monitoring Fee      $         15.00            Per Device
         Communication Line Cost            Pass Through

Per Transaction Fees
         ON/US Transaction Fees             $            0.10
         Foreign Transaction Fees           $            0.10
         Surcharge Transaction Fees         $            0.15          In Addition to Above
                                                                       Transaction Fees

ATM Cards
         Plastic Stock                      Pass Through
         New Card Order                     $            1.75          Per Card
                  PIN Mailer                $            0.35          Per Mailer
                  Postage                                              Pass Through

         Non-Atlanta Host Authorization
                  One-Time Set-Up           $        1,500.00
                  Monthly Charge            $          500.00          Base Plus $.06 Per Card
                                                                       Record On File

                  Positive Balance File (PBF)
                  One-Time Set-Up           $        1,500.00
                  Monthly Charge            $          600.00
                  Communications Charges             Pass Through

                  Visa Debit Processing     Per Separate Quote


         I.       End of Year Processing
                  ----------------------

                  Per fee schedule published annually.

         J.       On-Line Terminal Support
                  ------------------------

                                                                     Exhibit A-3


                               Hours of Operation
                               ------------------

The Fiserv Account Processing Center will be in operation for On-Line Accounting Processing Services in accordance with the following:

         Monday            8:00 A.M. - 7:00 P.M.
         Tuesday           8:00 A.M. - 7:00 P.M.
         Wednesday         8:00 A.M. - 7:00 P.M.
         Thursday          8:00 A.M. - 7:00 P.M.
         Friday            8:00 A.M. - 7:00 P.M.
         Saturday          8:00 A.M. - 4:00 P.M.

All times stated are in accordance with prevailing local times for the Fiserv Account Processing Center. The Fiserv Account Processing Center will observe national holidays, and will be closed for on-line operations.

                                                                     Exhibit A-4

                             MISCELLANEOUS SERVICES


         REQUEST                                              FEE
         -------                                              ---
         BDS050-SMART Reports & Pull Files                    $50      Per Report/File

         BDS061/BDS062                                        $50      Per Month
         Safe Deposit Box Billing
         Safe Deposit Box Trial and Past Due Reports

         BDS071                                               $50      Per Request
         Debit Card Reference Journal

         BDS072                                               $50      Per Request
         Debit Card Billing

         BDS200                                               $85      Per Request
         "On-Demand' Statement Cycles

         BDS221                                               $340     Per Request*
         DDA Month End Account Profitability Analysis                  *One execution of this program is included
                                                                       with month end processing. Charge would
                                                                       only apply to requests other than month
                                                                       end.

         BDS 252                                              $170     Per Request*
         DDA Balance Range Report                                      *One execution of this program is included
                                                                       with month end processing. Charge would
                                                                       only apply to requests other than month
                                                                       end.

         BDS253                                               $100     Plus $.35 per Confirmation
         Audit Confirmations - DDA

         BDS255                                               $85      Per Request
         Account Code/Cycle Distribution Report

         BDS258                                                        Standard at month end only. Other
         DDA Holds Report                                              requests $85.00

         BDS262                                               $85      Per Request
         Report Errors Concerning DDA Stmts.

         BDS352                                               $170     Per Request*
         SAV Balance Range Report                                      *One execution of this program is included
                                                                       with month end processing. Charge would
                                                                       only apply to requests other than month
                                                                       end.

         BDS353                                               $100     Plus $.35 per Confirmation
         Audit Confirmations - SAV

                                       23

                                                                     Exhibit A-4

         BDS365                                               $85      Per Request
         Account Code/Cycle Distribution Report


         BDS358                                                        Standard at month end only. Other
         Report of SAV Holds                                           requests $85.

         BDS360                                                        Standard at month end only. Other
         Automatic Transfers to DDA Report                             requests $85.

         BDS361                                                        Standard at month end only. Other
         Savings Balances Subject to Rate Change                       requests $85.




         BDS452                                               $170     Per Request*
         CD Analysis Reports                                           *One execution of this program is
                                                                       included with month end processing.
                                                                       Charge would only apply to requests
                                                                       other than month end.

         BDS453                                               $100     Plus $.35 per Confirmation.
         Audit Confirmations - CD

         BDS455                                               $85      Per Request
         Account Code/Cycle Distribution Report

         BDS458                                               $85      Per Request
         Report of CD Holds

         BDS531                                                        Standard at month end only. Other
         Loan Status Report - Reports by Product                       requests $85.

         BDS534                                                        Standard at month end only. Other
         FHA Title I Home Improvement Loan Reporting                   requests $85.

         BDS544                                                        Standard at month end only. Other
         Escrow Addenda Reference Journal                              requests $85.

         BDS545                                                        Standard at month end only. Other
         Escrow Review Conversion                                      requests $85.

         BDS552                                               $170     Per Request*
         Loan Analysis Report                                          *One execution of this program is
                                                                       included with month end processing.
                                                                       Charge would only apply to requests
                                                                       other than month end.

         BDS553                                               $100     Plus $.35 per Confirmation
         Audit Confirmations - Loans

         BDS554                                                        Standard at month end only. Other
         Dealer, Source or Participated Report                         requests $85.


                                       24


                                                                     Exhibit A-4

         BDS555                                               $85               Per Request
         Line Transcript Statement Report


         BDS556                                               $85               Per Request
         Note Transcript Statement Report

         BDS557                                               $85      Per Request
         Note Statement

         BDS560                                               $170     Per Request*
         Direct/Indirect Liability Reporting                           *One execution of this program is
                                                                       included with month end
                                                                       processing. Charge would only
                                                                       apply to requests other than month
                                                                       end.

         BDS564                                               $85      Per Request
         Extracts Source ID Numbers
         Updates Market Prices

         BDS566                                               $85      Per Request*
         HMDA Reporting Code Analysis Reports                          *One execution of this program is
                                                                       included with month-end processing.

         BDS652                                               $25      Per application plus $.15 per
         Cross Application Processing SMART                            account. Weekend processing only.

         BDS952                                               $50      Per Request
         Specifications Reports

         FMS642                                               $50      Per Request
         Move Projected Budget to Current Budget

         ADS003                                               $100     Per Applications $.0l Per Account on
         Mass Maintenance                                              File.

         Specification Changes                                $25      Per Quarter Hour.

         Special Programming or Consulting                    $85      Per Hour.

         Computer Time for Special Client Request             $85      Per Quarter Hour.

         Reshipping of Print Files                            $20      Per File
                                                              $100     Minimum
                                                              $500     Maximum per Processing Day


                                                                     Exhibit A-4

PAPERLESS ITEM MODULE (PIM) SERVICES
------------------------------------

Fiserv will provide PIM Services per the fees outlined below:


o     ACH Formatted File Input Service
              Implementation Fee            $85.00    Per Hour
                                            $225.00   Minimum
              Per Input Formatted File      $.01      Per Transaction
                                            $30.00    Minimum Per File



o     ACH Origination Service
              Implementation Fee            $150.00
              Per Monthly Fee               $50.00    Plus $.0l Per Transaction
                                            $100.00   Monthly Minimum

Miscellaneous Service Fees subject to change.

                                                                     Exhibit A-5

     EF7 100/EF7900/PWTeller                           $2,500           $250

     PLUS                                              $2,500           $250

     Sharp 6500                                        $2,500           $250

     Platform Transfer CFI Loan/CFI Deposit/Bankers    N/A              Included
     System Deposit/Bankers System Loan/Formation Technologies Loan


     Ancillary Module One-Time Fees and Monthly Fees subject to change. Implementation travel and related expenses additional.

                                                                   Exhibit A-7-1

                       VISA Debit Processing Fee Schedule
                       ----------------------------------
                                BELOW 1,000 CARDS

I.       SYSTEM INSTALLATION
         Setup Fee                                            $        5,000.00 Per BIN

II.      MONTHLY PROCESSOR FEES
                  Monthly Base Fee                            $        300.00 per BIN/per Month

                  Authorization Support                       $        0.10 per transaction
                  (each authorized transaction)

                  Settlement Support
                  (each settlement transaction)               $        0.10 per transaction

                  File Residency Support
                  (each card on file)                         $        0.12    per card/per month

         Computer/Fiche Reports                               $        2.00     per page
         ----------------------
                                                              $        50.00    per month minimum

         File Transmissions                                   $        400.00   per month
         (CMF/OPC/ACH) Support
         Lost/Stolen Card Reporting                           $        10.00    each
         (after hours)

         CWB/Negative File Updates                            $        1.00     each
         -------------------------

Ill.     BACK OFFICE SERVICES (WITHOUT NEURAL
         ANALYSIS [OPTIONAL]                                  $        0.25     per card/per month
         (Performed by HONOR)                                 $        200.00   monthly/minimum

IV.      CARD PRODUCTION                                      $        1.75     per card and PIN
         (Includes embossing/encoding, card carrier, envelopes,
         and PIN reminder/not including postage)

V.       PREPARATION OF VISA QUARTERLY                        $        150.00   per quarter
         REPORTING
         (Visa Associate Members Only)

VI.      VISA FEES AND OTHER SERVICES
         Customer will be responsible for all VISA fees, communication-related expenses and all other items not specifically identified in this exhibit. Visa V.I.P. Variable Access Fee will be charged to customer based on volume processed through the VisaNet Access Point (VAP).

VII.     This fee schedule pertains to new programs of less than 1,000 cards.
         Once card base exceeds 1,000, the standard fee schedule is applicable
         Exhibit A-7

         ACCEPTED BY:

Smith River Community Bank                           Fiserv Solutions, Inc.

------------------------                             -----------------------
Authorized Signature                                 Authorized Signature
Printed Name:                                        Printed Name:
Title:                                               Title:

------------------------                             ------------------------
Date                                                 Date

                                                                       Exhibit H


                   FISERV ATLANTA DISASTER RECOVERY AGREEMENT
                                ON-LINE SERVICES



I. A Disaster shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's data center which appears in Fiserv's reasonable judgment to require relocation of processing to a primary recovery location. Fiserv shall notify Client as soon as possible after it deems a service outage to be a Disaster. Fiserv shall move the processing of Clients standard on-line services to a primary recovery location as expeditiously as possible and shall coordinate the cut-over to back-up data lines with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the primary recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent that there is adequate capacity at the primary recovery location and only after stabilizing the provision of base on-line services.

II. Fiserv shall work with Client to establish a plan for alternative data communications in the event of a Disaster.

III. Fiserv shall test its Disaster Recovery Services Plan BY conducting an annual test. Client agrees to participate in and assist Fiserv with such testing. Test results will be made available to Client's management, regulators, internal and external auditors, and (upon request) to Client's insurance underwriters.

IV. Client understands and agrees that the Fiserv Disaster Recovery Plan is designed to minimize but not eliminate risks associated with a Disaster affecting Fiserv's data center. Fiserv does not warrant that service will be uninterrupted or error free in the event of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance as necessary to properly protect Client's revenues in the event of a disaster.

V. Monthly subscription fee $l00.00, plus $.0l per account on file.




ACCEPTED BY:

SMITH RIVER COMMUNITY BANK                     FISERV SOLUTIONS, INC.


--------------------------------                -------------------------------
Authorized Signature                            Authorized Signature
Printed Name:                                   Printed Name:  William L. Kenney
Title:                                          Title:President Fiserv Atlanta


-------------------------------                 --------------------------------
Date                                            Date